                                                                    Exhibit 2.34


                            STOCK PURCHASE AGREEMENT

                                     among

                  THE SHAREHOLDERS OF B & J RESTAURANTS, INC.,

                            B & J RESTAURANTS, INC.,

                                      and

                     NATIONAL RESTAURANT ENTERPRISES, INC.
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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into this ____ day of July, 1997, among JAMES E. GREEN AND ROBERT D. GREEN (each a "Shareholder" and collectively, the "Shareholders"), B & J RESTAURANTS, INC., a North Carolina corporation (the "Company"), and NATIONAL RESTAURANT ENTERPRISES, INC. d/b/a AMERIKING CORPORATION, a Delaware corporation ("Purchaser").

                                R E C I T A L S:

     WHEREAS, the Company currently operates twenty-seven (27) Burger King restaurants (the "Operational Restaurants") and will open for business three (3) additional Burger King restaurants (the "Development Restaurants") prior to the Closing Date (the "Business") whose locations are listed on Exhibit 1 (hereinafter, the Operational Restaurants and the Development Restaurants are collectively referred to as the "Restaurants");

     WHEREAS, James E. Green owns of record and beneficially 839 shares of the Common Stock, par value $1.00 per share (the "Common Stock"), of the Company, and Robert D. Green owns of record and beneficially 839 shares of the Common Stock, and such shares owned by the Shareholders (the "Shares") constitute all of the outstanding shares of the capital stock of the Company;

     WHEREAS, the Shareholders desire to sell, assign, transfer and convey to Purchaser, and Purchaser desires to purchase from the Shareholders, the Shares on the terms and subject to the conditions hereinafter contained; and

     WHEREAS, Purchaser and the Shareholders desire to enter into certain agreements among them on the terms and subject to the conditions hereinafter contained.

     NOW THEREFORE, in consideration of the Recitals that shall be deemed to be a substantive part of this Agreement and the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

                                   AGREEMENT


                    ARTICLE I -- PURCHASE AND SALE OF SHARES

      1.1  Transfer and Sale of the Shares.   On the terms and subject to the
conditions hereinafter set forth, each of the Shareholders agrees, at the
Closing (as hereinafter defined), to convey, transfer and deliver, and Purchaser agrees to purchase and pay for at the Closing, the Shares owned by such Shareholder. The certificates for the Shares to be conveyed, transferred and delivered to Purchaser shall be physically present at the Closing, duly endorsed in blank and otherwise in a form reasonably acceptable to Purchaser. At the Closing, the Shares, and the certificates representing them, shall be free and clear of any liens, mortgages, security interests, encumbrances or charges of any kind.
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     1.2  Company's Assets.  At the Closing, and except as listed on Exhibit 1.2
(such assets listed on Exhibit 1.2 being referred to as the "Excluded Assets"), the Company shall own all of the right, title and interest in and to the following assets (all of which assets of the Company are hereinafter collectively referred to as the "Assets"):

          1.2.1 All of the Company's equipment, furniture, materials and supplies, used in the Business and owned by the Company including, but not limited to, all of the equipment, furniture, materials and supplies described in
Exhibit 1.2.1 (the "Equipment").

          1.2.2 All of the Company's fixed assets, including, but not limited to, all of the fixed assets used in the Business and owned by the Company described in Exhibit 1.2.2 (the "Fixed Assets").

          1.2.3 All of the Company's saleable, usable and merchantable Inventory (as hereinafter defined) located at the Restaurants.

          1.2.4 All of the Company's rights under the Company's Burger King Franchise Agreements between the Company and Burger King Corporation, which are listed on Exhibit 1.2.4, and copies of which are attached thereto (the "Franchise Agreements").

          1.2.5 All of the Company's leasehold and tenant improvements (excluding fixtures that have become part of the real property to which they are attached).

          1.2.6 All of the Company's customer lists and customer sales files ("Customer Lists").

          1.2.7 All of the Company's leasehold interest in the real property leases regarding eight of the Restaurants owned and operated by the Company as listed on and attached to Exhibit 1.2.7 (a) (the "Nonaffiliate Real Property Leases"). The Company and the Shareholders agree to cause James E. Green, Debra
F. Green, Robert D. Green and Pamela W. Green, the landlords for the remaining twenty-two (22) of the real property leases (the "Affiliate Real Property Leases") regarding the Restaurants, to consent to the terminations as of the Closing Date of the existing Affiliate Real Property Leases and to execute new real property leases (the "New Affiliate Real Property Leases") in the form of the real property lease attached hereto as Exhibit 1.2.7 (b), with base rents for the initial terms of each such lease as set forth in Exhibit 1.2.7(c). The New Affiliate Real Property Leases shall provide for rights of first refusal with the Purchaser to acquire the real property subject to said leases if the landlord thereof desires to sell said real property. At the Closing, the Company shall deliver to the Purchaser and the Company the consent of the landlords to the Nonaffiliate Real Property Leases to the transfer of the Shares by the Shareholders to the Purchaser, if required under such lease, in substantially the form of Exhibit 1.2.7(d) (the "Consents to Transfer"), and a certificate that such transfer of the Shares will not cause a default under the Nonaffiliate Real Property Leases in substantially the form of Exhibit 1.2.7(e) (the "Estoppel Certificates"). As of the Closing, the Company shall deliver to the Purchaser (i) the New Affiliate Real Property Leases; and (ii) the Consents to Transfer and the Estoppel Certificates.

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          1.2.8  Copies of all of the Company's employment and personnel records, books and records relating or pertaining to the Company's Business, including all sales records and similar data (hereinafter collectively referred to as the "Records"). The Company shall deliver to the Purchaser copies of the Records upon the written request of the Purchaser. The Shareholders and the Company reserve the right to inspect such Records at such reasonable times and places after Closing for any legitimate business purpose including tax audits.

          1.2.9 All Development Efforts of the Company. For purposes of this Agreement, "Development Efforts" means all reasonable steps taken in, towards or in furtherance of the development of additional Burger King restaurants (other than the Restaurants), and all materials, correspondence, files or other information or media, however stored, regarding same, where the locations and development plans for such restaurants (other than the Restaurants) have been approved by Purchaser within 10 days following the date of this Agreement (for Development Efforts made prior to or within 10 days following the date of this Agreement) or afterwards in advance thereof.

     1.3 Company Cash. Upon the Closing, the Purchaser agrees to purchase the amount of the Company's cash as of the Closing.

     1.4 Purchase Price for the Shares. The purchase price for the Shares shall be Twenty Six Million and no/100 Dollars ($26,000,000), adjusted pursuant to Section 1.5, decreased by the estimated amount of the Liabilities (as hereinafter defined), increased by the estimated dollar amount of the Company's cash at 11:59 p.m. on the Closing Date (as hereinafter defined), increased by the estimated dollar amount of the Inventory (as hereinafter defined), and increased by the amount of all reasonable, documented expenses incurred prior to the Closing Date in connection with Development Efforts (the "Development Expenses"). The foregoing calculation is referred to as the "Purchase Price". The Purchase Price, minus the Escrow Amount (as hereinafter defined), shall be paid in cash at the Closing to the Shareholders in proportion to the number of Shares held by each.

     1.5 Pre-Closing Estimates; Post-Closing Reconciliation. Within 48 hours prior to the Closing, the parties shall jointly agree on estimates of the Prorations and Adjustments pursuant to Section 1.6, the Liabilities, the cash of the Company, the Inventory and the Development Expenses, each as of 11:59 p.m. on the Closing Date, provided, however, that the figure of $6,000 shall be used for the estimated Inventory at each Operational Restaurant. Such estimates shall be used to adjust the Purchase Price pursuant to Section 1.4 above.
Except for the Liabilities, which shall be governed by Section 1.8 below, within 15 days following the Closing, the Company shall determine the actual dollar amount of such Prorations and Adjustments, cash and Inventory, and, to the extent the aggregate of these amounts exceeds the aggregate amount of the estimates thereof made pursuant to the first sentence of this Section 1.5, Purchaser shall pay within seven days thereafter the amount of such excess to the Shareholders in proportion to the number of Shares held by each prior to the Closing. To the extent the aggregate of such amounts is less than the aggregate amount of such estimates thereof, Purchaser shall be entitled to a disbursement from the Escrow Amount (as defined in Section 1.9 below) in the amount of such shortfall.

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     1.6  Prorations and Adjustments.  The Purchase Price shall be adjusted by all customary prorations with respect to the obligations under the Company's contracts and agreements, utility and fuel charges, personal property taxes, prepaid items (including, but not limited to, deposits on the leases, utilities and telephone service for the Restaurants and all prepaid amounts in respect of real estate taxes that have been paid by the Company prior to the Closing Date), and other proratable charges relating to the operation of the Restaurants, as of 11:59 p.m. on the Closing Date. All real estate taxes that are due and payable during the tax year in which the Closing occurs shall, when received, be prorated as of 11:59 p.m. on the Closing Date. All rentals, including minimum and percentage rentals, and other monetary obligations under the real property leases pertaining to the Restaurants shall be adjusted for the month in which the Closing occurs. The Purchase Price shall also be increased by the amount of any security and other deposits of the Company as of 11:59 p.m. on the Closing Date.

     1.7 Inventory. On or within 24 hours after the Closing Date, an inventory shall be taken by the Company (with the participation of the Purchaser) of all merchantable food, paper, new uniforms, current promotional items and other merchantable miscellaneous items (the "Inventory") located at the Restaurants as of 11:59 p.m. on the Closing Date. The Purchaser agrees to pay for the Inventory of the Company at the Company's actual Inventory purchase price.

     1.8 Liabilities of the Company. The Purchase Price shall be reduced by the aggregate dollar amount of all the liabilities (the "Liabilities") of the Company as of the Closing Date. For purposes of this Agreement, the term "Liabilities" shall include the dollar amount of any prepayment penalties or other fees for which the Company could become liable upon the prepayment of any other Liabilities existing on the Closing Date. The Company shall provide the Purchaser an estimate of the Liabilities five business days prior to the Closing Date and the Company shall provide to the Purchaser a final balance sheet of the Company as of the Closing Date within thirty (30) days after the closing (the "Closing Date Balance Sheet").

     1.9 Escrow Amount. From the Purchase Price, the sum of $700,000 (the "Escrow Amount") shall be escrowed and held by the Escrow Agent (as defined in the Escrow Agreement attached hereto as Exhibit 1.9 (the "Escrow Agreement")) and shall be distributed in accordance with the terms set forth in the Escrow Agreement. The Escrow Amount shall cover those Liabilities that may have been incurred by the Company as of the Closing Date that may not have been either paid or accrued by the Company on the Closing Date Balance Sheet and shall secure the Shareholders' indemnification obligations under this Agreement as set forth in Section 8.1.

                     ARTICLE II -- CLOSING AND TERMINATION

     2.1 Time, Date and Place. The closing of the purchase and sale of the Shares and the other transactions contemplated by this Agreement (referred to throughout this Agreement as the "Closing") shall take place at the offices of Poyner & Spruill, L.L.P., Suite 4000, 100 North Tryon Street, Charlotte, North Carolina 28202-4010, or at such other place as Shareholders and Purchaser shall agree. The time, place and date of the Closing are referred to throughout this Agreement as the "Closing Date." Unless this Agreement is earlier terminated as provided for herein, the Closing shall

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occur on September 30, 1997, or as soon as practicable following satisfaction or waiver of all of the conditions set forth in Section 7.1 and 7.2 hereof, whichever later occurs.

     2.2  Termination.

          (a) If the Closing contemplated hereunder has not occurred on or before November 30, 1997, either the Purchaser or the Shareholders may terminate this Agreement upon written notice to the other party or parties.

          (b) If any of the representations, warranties or covenants of the Company or either Shareholder are found to be untrue or breached in any material respect, at or prior to Closing, and the Company or such Shareholder shall not have cured such breach within 30 days after Purchaser shall have given written notice to the Company of the existence of such breach, Purchaser may terminate this Agreement upon written notice to the Company.

          (c) If any of the representations, warranties or covenants of Purchaser are found to be untrue or breached in any material respect, at or prior to Closing, and Purchaser shall not have cured such breach within 30 days after the Company shall have given written notice to Purchaser of the existence of such breach, the Company may terminate this Agreement upon written notice to Purchaser.

          (d) This Agreement may be terminated by the written agreement of Purchaser, the Company and the Shareholders.

          (e) This Agreement may be terminated by Purchaser if the Exhibits hereto are not furnished in accordance with Section 5.1.13 hereof, or are found, in Purchaser's sole discretion, to be unacceptable within fifteen (15) business days following receipt by Purchaser thereof and of the letter required by
Section 5.1.13.

          (f) This Agreement may be terminated by the Company or Purchaser if the corrections required by Burger King pursuant to Section 3.22 or Purchaser pursuant to Section 7.2.8 exceed the dollar limitations set forth in Section 3.22; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this paragraph if, within ten (10) days after quantification of the expenditures required to make such corrections, Purchaser either waives compliance with Section 3.22 to the extent such expenditures exceed the dollar limitations set forth in Section 3.22 or agrees to reimburse the Company to extent such expenditures exceed such dollar limitations.

     2.3 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 2.2, this Agreement shall be of no further force and effect, and, except as specifically provided herein, with no liabilities or obligations to any party under this Agreement; provided, however, that the parties shall not be released from any liabilities, claims or actions regarding the falsity in any material respect of a representation or warranty set forth in Articles III and IV or a failure to perform or comply with any material obligation under this Agreement.

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

     2.4  Expenses.

          (a) Except as set forth in this Section 2.4, each party hereto shall bear all of its own expenses in negotiating, executing, performing and consummating the transactions contemplated by this Agreement.

          (b) Upon the Closing of this transaction or the exercise by a third party of any contractual right to acquire the Restaurants or the Shares that exists as of the date of this Agreement, the Company and the Shareholders, jointly and severally, shall pay the sum of $300,000 to Purchaser and/or its representatives to reimburse such parties for all fees, costs and expenses incurred by Purchaser associated with this transaction, including but not limited to legal fees, filing fees (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")), accounting fees and fees associated with Purchaser's efforts to obtain debt and equity financing for the acquisition of the Shares. The provisions of this paragraph 2.4 shall survive the termination of this Agreement for any reason.


                  ARTICLE III -- REPRESENTATIONS AND WARRANTIES
                        OF COMPANY AND THE SHAREHOLDERS

     The Company and the Shareholders, jointly and severally, represent and warrant to Purchaser as of the date hereof and as of the Closing on the Closing Date each of the following:

     3.1 Ownership of Company's Stock. The Shareholders are the sole and exclusive record and beneficial owners of the Shares. As of the date hereof, the authorized capital stock of the Company consists of ____________ shares of common stock, par value $1.00 per share, of which only the Shares are issued and outstanding. As of the Closing Date, the authorized and issued and outstanding capital stock of the Company will be as stated in the preceding sentence. The Shares have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights pursuant to applicable law, any agreement to which the Company or either Shareholder is a party or the articles of incorporation (as amended and/or restated to the date of this Agreement) of the Company. There is outstanding no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, real or contingent, to which the Company is a party that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any capital stock of the Company or any securities convertible into, or other rights to acquire, any of such capital stock, (ii) obligates the Company to grant, offer or enter into any of the foregoing, or (iii) relates to the voting or control of such capital stock, securities or rights. No person has any right to require the Company to register any of its securities under the Securities Act of 1933, as amended (the "Securities Act").

     3.2 Due Organization; Name and Address; Good Standing; Authority of Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. The only name and business address of the Company that has been used by the Company at any time within the past three years ending at the date of this Agreement is B & J RESTAURANTS, INC., 1400 HARDING AVENUE, CHARLOTTE, NC 28204. The Company

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has full right, power and authority to own, lease and operate its properties and assets, and to carry on its business. The Company is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction where the conduct of its business or the character of its properties owned or held under lease require it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the business, operations, properties, assets, liabilities, condition (financial or otherwise), prospects or results of operations of the Company taken as a whole (a "Company Material Adverse Effect"). Notwithstanding anything in this Agreement to the contrary, any reasonable expenses or liabilities incurred by the Company in connection with the Development Efforts shall not be taken into consideration in determining whether the Company has suffered a Company Material Adverse Effect. Each of the jurisdictions in which the Company is qualified as a foreign corporation is listed in Exhibit 3.2. The Company is not in breach or violation of, and the execution, delivery and performance of this Agreement will not result in a breach or violation of, any of the provisions of the Company's articles of incorporation, as amended and/or restated to the date of this Agreement (the "Articles") or by-laws, as amended to the date of this Agreement (the "By-Laws"), or any agreement to which it is a party.

     3.3 Authorization and Validity of Agreements. The Shareholders have the legal capacity, right, power, and authority to enter into this Agreement and all other agreements and documents contemplated hereby, including the Noncompetition Agreement (as hereinafter defined), and to perform the transactions contemplated hereunder and thereunder. The Company has the legal capacity, right, power and authority to enter into, execute, acknowledge and deliver this Agreement and all other agreements and documents contemplated hereby and to perform the transactions contemplated hereunder and thereunder. The execution, acknowledgment and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholder action. This Agreement has been duly executed, acknowledged and delivered by the Company and the Shareholders and is the legal, valid and binding obligation of the Company and the Shareholders enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) (the "Limitations"). The Noncompetition Agreement, when executed, acknowledged and delivered by the Shareholders, will be the legal, valid and binding obligation of each Shareholder, enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by the Limitations.

     3.4 Agreement Not in Conflict with Other Instruments; Required Approvals Obtained. The execution, delivery and performance of this Agreement by the Company and the Shareholders and the consummation by them of the transactions contemplated hereby will not, subject to the governmental filings and other matters referred to in the next succeeding sentence, conflict with, or constitute or result in, a breach, default or violation of (with or without the giving of notice or the passage of time or both) any of the terms, provisions or conditions of, (a) the Articles or By-Laws of the Company; (b) any law, ordinance, regulation or rule applicable to the Company; (c) any order, judgment, injunction or other decree by which the Shares, the Company or any of the Company's assets or properties are bound; or (d) any written or oral contract, agreement, or commitment to which the Company is a party or by which the Shares, the Company or any of the Company's assets

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

or properties are bound, nor will such execution, delivery and performance result in the creation of any lien, security interest, adverse claim or other encumbrance upon the Shares, any properties, assets or rights of the Company or give rise to any right of termination, amendment, cancellation or acceleration. Except for filings as may be required under the HSR Act, no consent, approval or authorization of, exemption by, or filing with, any court or tribunal or administrative, governmental or regulatory body, authority or agency (a "Governmental Entity"), or any third party, is required in connection with the execution, delivery and performance by the Company and the Shareholders of this Agreement and the consummation by them of the transactions contemplated hereby.

     3.5 No Default. The Company is not in breach, default or violation (with or without the giving of notice or the passage of time or both) of any term, condition or provision of (a) its Articles or By-Laws; (b) any law, ordinance, regulation or rule applicable to the Company; (c) any order, judgment, injunction or other decree by which the Shares, the Company or any of the Company's assets or properties is bound; or (d) any written or oral contract, agreement, or commitment to which the Company is a party or by which the Shares, the Company or any of the Company's assets or properties is bound.

     3.6 Compliance with Laws. The Company has complied in all material respects with all laws, statutes, rules, regulations, judgments, decrees and orders applicable to its business. The Company now holds, and in the past has at all times held, and the Company is now, and has at all times in the past been, in material compliance with, all material licenses, permits and authorizations necessary for the lawful conduct of its business under and pursuant to, and is now in material compliance with, and in the past has complied in all material respects with, all applicable statutes, laws, ordinances, rules and regulations of all federal, state, local and foreign Governmental Entities having jurisdiction over it or over any part of its operations and is not in violation of any thereof.

     3.7 Legal Proceedings. There is not now pending nor, to the knowledge of the Shareholders or the Company, threatened, any suit, claim, action, proceeding or investigation in any court or before any governmental or regulatory authority that (a) seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby, or (b) individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. The Company is not subject to any outstanding order, writ, judgment or decree that, individually or in the aggregate, in the future could reasonably be expected to result in a Company Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby.

     3.8 Financial Information. Copies of the audited balance sheet of the Company as of December 31, 1996, and the unaudited balance sheets of the Company as of December 31, 1994 and 1995, and as of April 30, 1997, and the audited statement of operations, stockholders' equity and cash flows of the Company for the year ended December 31, 1996, and the unaudited statements of operations, stockholders' equity and cash flows of the Company for the years ended December 31, 1994 and 1995 and for the four months ended April 30, 1997, including the notes thereto (collectively the "Financial Statements"), have been supplied to Purchaser and are attached hereto as Exhibit 3.8. The audited Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP") (as in effect from time to time) applied on a consistent basis, and the Financial Statements fairly present the financial position of the Company as at the dates thereof and the results of its operations and its cash flows for the period then ended, subject, in the case of the unaudited Financial Statements, to normal, recurring year-end audit adjustments. Except as and to the extent reflected or reserved against in the Financial Statements as of and for the period ended April 30, 1997, or disclosed in Exhibit 3.8, the Company has no liability or obligation of any kind, whether accrued, absolute, contingent or other, that would have a Company Material Adverse Effect. Since April 30, 1997, the Company has incurred no liability or obligation of any kind which, in any case or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

     3.9 Tax Matters. For the purpose of this Section 3.9, "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including, without limitation, all income, alternative minimum, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any Governmental Entity, and includes any interest and penalties on or additions to any such taxes, and "Tax Return" means any report, return or other information required to be supplied to a Governmental Entity with respect to Taxes. Except as set forth in Exhibit 3.9: (i) the Company has filed all Tax Returns required to be filed by applicable law and all Tax Returns were in all respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis, (ii) the Company has, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are due and payable; (iii) the Company has established (and until the Closing Date will maintain) on its books and records reserves adequate to pay all Taxes not yet due and payable in accordance with GAAP that are reflected in the Financial Statements to the extent required as of the date thereof; (iv) there are no Tax liens upon the assets of the Company except liens for Taxes not yet due or Taxes that are being contested in good faith; (v) the Company has complied (and until the Closing Date will comply) in all respects with the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3606, as well as similar provisions under any other laws, and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Governmental Entities all amounts required; (vi) the Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed; (vii) the Company has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to the assessment or collection of any Taxes or Tax Returns for which the statute of limitations has not yet expired; (viii) no deficiency for any Taxes has been proposed in writing, asserted in writing or assessed against the Company that has not been resolved and paid in full; (ix) no audits or other administrative proceedings or court proceedings are presently in progress or pending (or, to the best of the knowledge of the Company and the Shareholders, threatened) with regard to any Taxes or Tax Returns of the Company; (x) the Company has not received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date ("Tax Ruling" shall mean a written ruling of a taxing authority relating to Taxes and "Closing Agreement" shall mean a written and legally binding agreement with a taxing authority relating to Taxes); (xi) the Company has made available to

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Purchaser complete and accurate copies of all Tax Returns, and any amendments thereto, filed by the Company for all taxable years ending on or prior to the Closing Date; (xii) no agreements relating to allocating or sharing of Taxes exist among the Company and any other entity; (xiii) the Company has not filed (or will file prior to the Closing Date) a consent pursuant to Code Section 341(f) or has agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code Section 341(f)(4)) owned by the Company; (xiv) no property of the Company is "tax-exempt use property" within the meaning of Code Section 168; (xv) the Company is not required to include in income any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in accounting method initiated by the Company, the Internal Revenue Service has not proposed any such adjustment or change in accounting method; (xvi) the Company is not a party to any agreement, contract, or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G in connection with the transactions occurring pursuant to this Agreement.

     3.10 Franchise Agreements. The Franchise Agreements are full, complete, true and correct Franchise Agreements between the Company and Burger King Corporation, and are, and shall continue to be until the Closing on the Closing date, in full force and effect. The Company is not in breach of or default under any provision of the Franchise Agreements, and, to the best of the Shareholders' and/or the Company's knowledge, no condition exists which, with passage of time or the giving of notice or both, will result in a material breach or default by the Company of any provision of any of the Franchise Agreements.

     3.11 Title to Properties; Leases. The Company owns and has good, valid and marketable title to or, in the case of leased properties, a good, valid and (except as otherwise restricted by the applicable lease agreement) marketable leasehold interest in, all of its assets and properties, including all such assets (real, personal or mixed, tangible or intangible) reflected on the balance sheet of the Company as of April 30, 1997 included in the Financial Statements, except those assets (i) disposed of in the ordinary course of business after April 30, 1997 or (ii) those the loss of which would not result in a Company Material Adverse Effect. The Company holds title to each such property and asset free and clear of all liens, adverse claims, easements, rights of way, servitudes, zoning or building restrictions, or any other rights of others or other adverse interests of any kind, including leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements (collectively, "Encumbrances"), except (a) those reflected or reserved against in the Financial Statements, (b) Encumbrances for Taxes (as defined above), assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty and (c) those Encumbrances which would not result in a Company Material Adverse Effect.

     3.12 Records. The corporate records of the Company that have been delivered by the Company to Purchaser or that shall be delivered by the Company to Purchaser are true, complete and correct in all material respects.

     3.13  Employment Matters.

          (a) Exhibit 3.13 contains a complete and accurate list of (i) the names of each director and officer of the Company and each management employee of the Company, (ii) all employment contracts between the Company and each officer or employee thereof (excluding any contract that has been fully performed and oral agreements of employment terminable at will without payment of severance or other benefits except as are available to employees generally),
(iii) all collective bargaining agreements between the Company and employee representatives and any other labor agreements to which the Company is a party,
(iv) all employee benefit plans, programs, policies or arrangements, whether or not constituting "employee benefit plans" under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, all pension benefits, welfare benefits, deferred compensation, supplemental retirement, severance, hospitalization, medical insurance, life insurance, salary continuation, sick leave, vacation pay, change-of-control agreements, bonus, incentive, stock option, stock purchase, phantom stock, stock appreciation rights, performance shares, and similar plans either currently maintained by the Company or, if terminated, under which employees or former employees have rights that are outstanding, and all awards and agreements under any of such plans pursuant to which any employees or former employees hold outstanding rights, and (v) the name of each retired employee, officer or director, if any, of the Company who is receiving or is entitled to receive any payments not covered by any employee benefit plan and his or her age, sex and current benefits. Each of the contracts or agreements listed in the previous sentence shall also constitute "Material Contracts" for purposes of the representations and warranties contained in Section 3.17 of this Agreement.

          (b) Exhibit 3.13 includes a complete and accurate list of all employee pension benefit plans (within the meaning of section 3(2) of ERISA) that are subject to the provisions of Section 401 of the Code and which the Company currently maintains or to which the Company contributes or is required to contribute on behalf of its employees or as to which the Company has any other obligation. With respect to each such plan, the most recent summary plan descriptions and the most recently filed Form 5500 has been provided to the Purchaser. Exhibit 3.13 sets forth which of such plans is a multiemployer plan as defined in Section 414(f) of the Code, or Section 3(37) of ERISA. With respect to each plan described above in this Section 3.13 (b): (i) the plan is qualified under Section 401 of the Code and the trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, and nothing has occurred to cause the loss of such qualification or exemption,
(ii) all contributions required by the Code to be made to the plan for the plan year most recently ended and for all prior plan years have been made timely in accordance with the Code and ERISA, and the Company does not have a minimum funding waiver outstanding with respect to such plan, (iii) the administrators or sponsors of the plan have complied in all material respects with applicable ERISA and Code requirements, including requirements as to the filing of reports, returns, documents, and notices with the Secretary of Labor and the Secretary of the Treasury, or the furnishing of such documents to participants or beneficiaries of such plan, and (iv) the Company has in all material respects discharged all duties it has to the plan under Sections 404 and 405 of ERISA, and no party to whom the Company is obligated to indemnify for a breach of those provisions has committed any such breach.

          (c) With respect to any ERISA plan that is a multiemployer plan within the meaning of Section 3(37) of ERISA to which the Company contributes (or has at any time contributed or had an obligation to contribute), the Company has or will have, as of the Closing Date, made or accrued for all contributions to each plan required by the terms of the plan or any collective bargaining agreement, and the Company would not be subject to any withdrawal liability under Part I of Subtitle E of Title IV of ERISA if, as of the Closing Date, the Company was to engage in a complete withdrawal (as defined in ERISA Section 4203) or partial withdrawal (as defined in ERISA Section 4205) from such plan.

          (d) Exhibit 3.13 includes a complete and accurate list of each of the following that is currently maintained by the Company or pursuant to which it has any obligation: any unfunded deferred compensation, supplemental death, disability, medical reimbursement, employee welfare benefit plan (within the meaning of section 3(1) of ERISA) and, to the extent not included in Section 4.17(b) above, each employee pension benefit plan. With respect to each such plan that is funded or required by its express terms to be funded through insurance, all premiums due and payable with respect to such insurance have been paid. With respect to each of such plans, the most recent summary plan description and the most recently filed Form 5500 have been provided to the Purchaser.

          (e) Exhibit 3.13 includes a complete and accurate list of (i) all governmental or court required plans, including, but not limited to, affirmative action plans, with respect to the Company, and (ii) all governmental or court ordered audits for compliance with applicable law that would require the continuation of any such plan or the implementation of any such plan that has not been put into effect on the date of this Agreement.

          (f) All of the employee benefit plans, programs, policies or arrangements listed or described on Exhibit 3.13 are legally cancellable or terminable as of the Closing on the Closing Date without liability to the Company, other than Liabilities fully and completely reflected on the Closing Date Balance Sheet, and shall be duly and legally cancelled or terminated as of the Closing.

     3.14 Employee Relations. The Company is in compliance in all material respects with all federal, state, local or foreign laws, ordinances, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice. No unfair labor practice complaint against the Company is pending before the National Labor Relations Board (the "NLRB"). There is no labor strike, jurisdictional dispute, material slowdown or stoppage pending or threatened against or involving the Company, nor has there been any such strike, dispute, slowdown or stoppage during the past three (3) years. Except as disclosed in Exhibit 3.14, no claim or grievance exists, has been threatened in writing or has been settled since April 30, 1997 that might have a Company Material Adverse Effect (including, without limitation, claims of discrimination based on race, sex or age). No arbitration proceeding arising out of or under any collective bargaining or other labor agreement is pending and no claim therefor has been asserted. No collective bargaining or other labor agreement is currently being negotiated by the Company. There is no organizational activity involving the Company pending or threatened by any labor union or group of employees. There are no representation proceedings involving the Company pending or threatened with the NLRB, and no labor union or group of the Company's employees has made a demand for recognition which is currently pending.

     3.15 Absence of Certain Changes or Events. Since April 30, 1997, and except as disclosed on Exhibit 3.15, the Company has not engaged in or experienced any of the following:

          3.15.1 Sold, assigned, transferred, leased, disposed of, or agreed to sell, assign, transfer, lease, or dispose of, any of the assets, except Inventory sold and Equipment replaced in the ordinary course of the Company's business, as such business has been operated historically.

          3.15.2 Made any capital expenditure in excess of Five Thousand Dollars ($5,000) per Operational Restaurant or entered into any contract, agreement, arrangement, understanding or commitment therefor, or acquired or leased any assets or property of any third person or party other than in the ordinary course of the Company's business, as such business has been operated historically.

          3.15.3 Suffered any material adverse change in the Company's operations, earnings, assets, liabilities, or business (financial or otherwise).

          3.15.4 Failed to pay any indebtedness or other obligation, including any taxes and other charges, when due.

     3.16 Adverse Conditions. Except as set forth in Exhibit 3.16, neither the Company nor any of the Shareholders has any knowledge of any past, present or future condition, facts or circumstances which has had or which might have a Company Material Adverse Effect or prevent Purchaser from carrying on the Company's business, excluding general economic, financial and market conditions that are known to the public.

     3.17 Material Contracts. Attached hereto as Exhibit 3.17 is a list of the following, which is accurate and complete as of the date hereof: all leases, contracts, licenses, agreements or other commitments of the Company as obligor involving a liability, obligation, contingent liability or contingent obligation in excess of $5,000 per Restaurant ("Material Contracts"). The Company has performed in all material respects the obligations required to be performed by it to date under each Material Contract, the Company is not in default or alleged to be in default under any Material Contract, and no event or act known to the Company has occurred that, with or without the giving of notice or the passage of time or both, would constitute such a default.

     3.18  [Intentionally Omitted]

     3.19 Full Disclosure. This Agreement (including the Exhibits hereto) does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. There is no fact known to the Company or to any of the Shareholders which is not disclosed in this Agreement which materially adversely affects the accuracy of the representations and warranties contained in this Agreement or the Company's financial condition, operations, business, earnings, assets, or liabilities.

     3.20 No Brokerage. Neither the Company nor any of the Shareholders has incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby, except for the fee to be paid by the Shareholders to the Cypress Consulting Group, Inc.

     3.21 Notice of Violations. Neither the Company nor any of the Shareholders has received any notice of and, to the best of their knowledge, there is no violation or alleged violation of, any legal requirement affecting the Restaurants, including, without limitation, any violation or alleged violation of any local, state or federal environmental, zoning, handicap or fire law, ordinance, code, regulation, rule or order, and specifically including, without limitation, variances or special permits affecting the Restaurants. The Company has performed all conditions to any permits or other governmental approvals or licenses with respect to the Restaurants, including, without limitation, the payment of all development impact or other fees and developer exactions.

     3.22 Condition of Restaurants. The Restaurants comply, in all material respects, with the current Burger King Corporation Repairs and Maintenance Standards (the "Standards"). In the event Burger King Corporation or the Purchaser (pursuant to Section 7.2.8) requires any modification to the Restaurants as a result of the failure of the Restaurants to meet the Standards, the Company shall, at its sole cost and expense, effect such repairs to bring all Restaurants into compliance with the Standards; provided, however, that the Company shall not be required to make any improvements to the Restaurants to comply with the Burger King Corporation's Project Jennifer standards or other merely cosmetic changes not related to the operation, functionality or safety of the Restaurants, and further provided that the Company shall not be required to make any improvements to the Restaurants in excess of $5,000.00 per Restaurant or $100,000.00 in the aggregate for all Restaurants. Such dollar limitations shall not, however, apply to expenditures in connection with the continued development of the Development Restaurants.

     3.23 Insurance. Included in Exhibit 3.23 is a complete and accurate list of all Insurance Policies of the Company. For purposes of this Agreement, "Insurance Policy" shall mean any insurance policy with respect to the properties, assets, operations and business of the Company with respect to which a premium has been paid within the last 13 months. All Insurance Policies listed in Exhibit 3.23 are in full force and effect. Except as disclosed in
Exhibit 3.23, as of the date of this Agreement, there are no pending claims against the insurers under the Insurance Policies by the Company. Except as disclosed in Exhibit 3.23, there are no unsettled claims as to which the insurers have denied liability and with respect to which there is a reasonable likelihood of a settlement or determination adverse to the Company. To the Company's best knowledge, there are no circumstances existing which would enable the insurers to avoid liability under the Insurance Policies in accordance with the terms thereof. There are no material claims under the Insurance Policies that have not been properly filed by the Company, and no insurance company has refused to renew any material Insurance Policy of the Company during the past 18 months. Each of the Insurance Policies can be terminated at will by the Company without the payment of any additional premium thereon or penalty associated therewith.

           ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to the Company and the Shareholders, as of the date hereof and as of the Closing on the Closing Date, each of the following:

     4.1 Due Organization; Good Standing; Power. Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Purchaser has full right, power and authority to enter into this Agreement and the Noncompetition Agreement and to perform its obligations hereunder and thereunder. Purchaser is not in breach or violation of and the execution, delivery and performance of this Agreement will not result in a breach or violation of any of the provisions of Purchaser's Certificate of Incorporation or Bylaws.

     4.2 Authorization and Validity of Documents. The execution, delivery and performance by Purchaser of this Agreement and the Noncompetition Agreement and the transactions contemplated hereby and thereby, have been duly and validly authorized by Purchaser. This Agreement has been duly executed, acknowledged and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser, and the Noncompetition Agreement, when executed and delivered, will be the legal, valid and binding obligation of Purchaser, each enforceable against Purchaser in accordance with their terms except as such enforceability may be limited by the Limitations.

     4.3 No Brokerage. Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

     4.4 Liabilities Remaining. Purchaser covenant that Purchaser will pay all liabilities it has agreed to pay pursuant to the terms of this Agreement.

     4.5 Burger King Obligations. Except as set forth on exhibit Exhibit 4.5 attached hereto, Purchaser is not in material default of any of its franchise obligations to Burger King Corporation.

                             ARTICLE V -- COVENANTS

     5.1 Company's and Shareholder's Covenants. The Company and the Shareholders, jointly and severally, covenant, promise and agree that from the date hereof and until the Closing, the Company and the Shareholders shall, and the Shareholders shall cause the Company to perform and comply with each of the following:

          5.1.1 Continue to operate the business of the Company diligently, and to develop the Development Restaurants and to engage in the Development Efforts, and otherwise not take any action, omit to take any action, or engage in any transaction other than acts or transactions in the ordinary course of business, as such business has been operated historically.

          5.1.2 Preserve the Business of the Company and preserve the relationship of the Company with suppliers, customers, Burger King Corporation and others as such relationships have been preserved historically.

          5.1.3 Maintain and continue normal and usual maintenance and repair of the Equipment, the Fixed Assets, and all other assets being sold and transferred to Purchaser herein.

          5.1.4 Cooperate with Purchaser to achieve an orderly transition of the Business of the Company to Purchaser.

          5.1.5 Pay or provide for payment of all sales, use, personal property, social security, withholding, payroll, unemployment compensation, income and other taxes, assessments, fees and public charges due and payable by the Company in respect of its Business and the Assets through the Closing Date and any portion thereof applicable to any period prior to the Closing Date.

          5.1.6 Pay or accrue on the Company's financial statements all wages, bonuses, commissions and other employment benefits and sums (and all required taxes, insurance and withholding thereon), including all accrued vacation, accrued sick leave, accrued benefits and accrued payments (and pro rata accruals for a portion of a year) due to the Company's employees through the Closing Date.

          5.1.7 Maintain in effect all Insurance Policies and other employee benefits covering any employee claims which may be incurred through the Closing Date.

          5.1.8 Exert commercially reasonable efforts to fully perform and comply with all covenants, promises and agreements hereunder which are required to be performed or complied with by the Company and the Shareholders prior to or at the Closing, and exert commercially reasonable efforts to completely satisfy and fulfill all conditions precedent to the Company's and the Shareholders' obligations to close hereunder at the Closing on the Closing Date.

          5.1.9 Exert commercially reasonable efforts to prevent the occurrence of any event that could result in any of the Company's or the Shareholders' representations and warranties contained in this Agreement not being true and correct at or as of the time immediately after the occurrence of such event, and the Company and the Shareholders shall promptly notify Purchaser of the occurrence of any event or the discovery of any fact which would cause any of their covenants, promises and agreements to be breached or violated or any of their representations and warranties to become not true and correct or which could interfere with or prevent the consummation of the transactions contemplated hereby.

          5.1.10 Provide Purchaser and its representatives, subject to the restrictions contained in Section 7.2.8, with access during normal business hours to all of the Company's properties, assets and Records, provide Purchaser and its representatives with such financial and operating data and other information with respect to the Company's Business, Assets and properties as Purchaser shall from time to time reasonably request, and permit Purchaser and its representatives, at Purchaser's sole expense, to consult with the Company's representatives, officers, employees and accountants up to the time of Closing and for 120 days thereafter.

          5.1.11 Take no action which is or would cause a material violation of any laws of any governments or Governmental Entities.

          5.1.12 Take, or cause to be taken, all reasonable actions necessary to permit Purchaser to furnish all information required under the HSR Act and promptly cooperate with and furnish information to Purchaser in connection with any such requirements imposed upon Purchaser or its parent in connection with the transaction as set forth herein.

          5.1.13 Deliver to Purchaser within twenty (20) business days of the date of execution of this Agreement all Exhibits to be furnished by Purchaser, together with a letter certifying that all such Exhibits have been furnished and that the information contained therein is true and complete in all material respects.

     5.2 Purchaser's Covenants. Purchaser covenants and agrees to fully perform and comply with all covenants, promises and agreements hereunder that are required to be performed or complied with by Purchaser prior to or at the Closing, and use commercially reasonable efforts to completely satisfy and fulfill all conditions precedent to Purchaser's obligations to close hereunder at the Closing on the Closing Date.


                       ARTICLE VI -- OPINIONS OF COUNSEL

     6.1 Opinion of Company's and Shareholders' Counsel. At the Closing, the Company and the Shareholders shall deliver to Purchaser the opinion of their counsel, dated as of the Closing Date, as to the following:

          6.1.1 Due Organization; Good Standing; Authority of Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. The Company has full right, power, and authority to own, lease and operate its properties and assets, and to carry on its Business. The Company is duly licensed, qualified and authorized to do business in each jurisdiction in which the properties and assets owned by it or the nature of the business conducted by it make such licensing, qualification and authorization legally necessary. The Company is not in breach or violation of, and the execution, delivery and performance of this Agreement will not result in a breach or violation of, any of the provisions of the Company's Articles or By-Laws.

          6.1.2 Authorization and Validity of Agreements. The Company and the Shareholders have the legal capacity, right, power and authority to enter into this Agreement and the Shareholders have the legal capacity, right, power and authority to enter into the Noncompetition Agreement. The Company has the full right, power and authority to execute, acknowledge and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution, acknowledgment and delivery of this Agreement by the Company and the Shareholders and the performance by the Company and the Shareholders of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholder action. This Agreement has been duly executed, acknowledged and delivered by the Company and by the Shareholders and is the legal, valid and binding obligation of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with its terms, except in each case as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally. The Noncompetition Agreement, when executed, will be the legal, valid and binding obligation of the Shareholders, enforceable against the Shareholders in accordance with its terms, except in each case as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally, and only to the extent that a court of competent jurisdiction deems the time and area restrictions in such Noncompetition Agreement to be reasonable.

          6.1.3 Agreement Not in Conflict with Other Instruments; Required Approvals Obtained. The execution, acknowledgment, delivery, and performance of this Agreement by the Company and the Shareholders and the Noncompetition Agreement by the Shareholders, and the consummation of the transactions contemplated by this Agreement and the Noncompetition Agreement will not (a) violate or require any consent, approval, or filing under, (i) any laws of any governments or any Governmental Entities, or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator, government or Governmental Entity by which the Company or any of the Assets or the Shareholders are bound;
(b) to such counsel's knowledge, conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, or result in the creation of any claim, security interest, lien, charge, or encumbrance upon any of the Assets pursuant to, (i) the Company's Articles or By-Laws; (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument, document or agreement to which the Company is a party or named; or
(iii) any judgment, injunction, order, writ or decree of any court, arbitrator, government or Governmental Entity by which the Company or any of the Assets is bound.

          6.1.4 Legal Proceedings. Except as disclosed in Exhibit 6.1.4, there is no action, suit, proceeding, claim or arbitration, or any investigation by any person or entity, including any government or Governmental Entity, (i) pending, to which the Company or the Shareholders are a party, or to the knowledge of the Company or the Shareholders, threatened against or relating to the Company, the Company's business or any of the Assets, or (ii) challenging the Company's or the Shareholders' right to execute, acknowledge, deliver, perform under or consummate the transactions contemplated by this Agreement and the Noncompetition Agreement, or (iii) asserting any right with respect to any of the Assets; and there is no basis known to such counsel for any such action, suit, proceeding, claim, arbitration or investigation.

     6.2 Opinion of Purchaser's Counsel. At the Closing, Purchaser shall deliver to the Company and to the Shareholders the opinion of its counsel, as to the following:

          6.2.1 Due Organization; Good Standing; Authority of Purchaser. Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power to execute, acknowledge and deliver this

Agreement and the Noncompetition Agreement and to perform its obligations hereunder and thereunder. Purchaser is not in breach or violation of and the execution delivery and performance of this Agreement will not result in a breach or violation of any of the provisions of Purchaser's Certificate or By-Laws.

          6.2.2 Authorization and Validity of Agreements. The execution, delivery, and performance of this Agreement and the Noncompetition Agreement and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly authorized by Purchaser. This Agreement and the Noncompetition Agreement have been duly executed, acknowledged and delivered by Purchaser and are the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

          6.2.3 Agreement Not in Conflict with Other Instruments; Required Approvals Obtained. The execution, acknowledgment, delivery, and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated by this Agreement will not (a) violate or require any consent, approval, or filing under, (i) any laws of any governments or any Governmental Entities, or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator, government or Governmental Entity by which Purchaser is bound; (b) to such counsel's knowledge, conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, (i) Purchaser's Certificate or By-Laws; (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument, document or agreement to which Purchaser is a party or named; or (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, government or Governmental Entity by which Purchaser is bound.

                           ARTICLE VII -- CONDITIONS

     7.1 Shareholders' Conditions to Close. The Shareholders' obligation to close the transactions contemplated hereby at the Closing shall be subject to the complete satisfaction and fulfillment of all of the following conditions precedent, any or all of which may be waived in whole or in part by the Shareholders (but no such waiver of any such condition precedent shall be or constitute a waiver of any covenant, promise, agreement, representation or warranty made by Purchaser in this Agreement):

          7.1.1 All representations and warranties made by Purchaser in this Agreement shall be complete and accurate at and as of the Closing on the Closing Date. The Shareholders shall have been furnished with a certificate, signed by an authorized officer of Purchaser, and dated the Closing Date to the foregoing effect.

          7.1.2 All covenants, promises and agreements made by Purchaser in this Agreement and all other actions required to be performed or complied with by Purchaser under this Agreement prior to or at the Closing shall have been fully performed or complied with by Purchaser.

The Shareholders shall have been furnished with a certificate, signed by an authorized officer of Purchaser, and dated the Closing Date to the foregoing effect.

          7.1.3 Purchaser shall deliver to the Shareholders by wire transfer or bank check the amount of the Purchase Price (less the Escrow Amount), set forth in Section 1.2 of this Agreement.

          7.1.4 The Company and the Shareholders shall have received an opinion of counsel for Purchaser as of the Closing Date, as required by Section 6.2.

          7.1.5 Purchaser shall not have received, prior to Closing, any notification under the HSR Act that seeks to prohibit Purchaser, the Shareholders and the Company from consummating the transaction set forth in this Agreement, and all applicable waiting periods under the HSR Act shall have expired or been earlier terminated.

          7.1.6 The Company shall have received, if required under the terms of the applicable Nonaffiliate Real Property Lease, consent from the landlord for each such Restaurant location with regard to the transfer of the Shares by the Shareholders to Purchaser.

          7.1.7 The Company and the Shareholders shall have had fifteen days after receipt of the Exhibits to be furnished by Purchaser to review and approve, in their reasonable discretion, the information presented thereon. In the event the Company and the Shareholders determine that the Exhibits are unacceptable, the Company and the Shareholders shall provide Purchaser with written notice of such defects and Purchaser shall have ten (10) days in which to cure such defects prior to Company and the Shareholders exercising their right to terminate the Agreement.

     7.2 Purchaser's Conditions to Close. Purchaser's obligation to close the transactions contemplated hereby at the Closing shall be subject to the complete satisfaction and fulfillment of all of the following conditions precedent, any or all of which may be waived in whole or in part by Purchaser (but no such waiver of any such condition precedent shall be or constitute a waiver of any covenant, promise, agreement, representation or warranty made by the Company and the Shareholders in this Agreement):

          7.2.1 All representations and warranties made by the Company and the Shareholders in this Agreement shall be complete and accurate at and as of the Closing on the Closing Date. Purchaser shall have been furnished with a certificate, signed by the Shareholders and an authorized officer of the Company, and dated the Closing Date to the foregoing effect.

          7.2.2 All covenants, promises and agreements made by the Company and the Shareholders in this Agreement and all other actions required to be performed or complied with by the Company and the Shareholders under this Agreement prior to or at the Closing shall have been fully performed or complied with by the Company and the Shareholders. Purchaser shall have been furnished with a certificate, signed by the Shareholders and an authorized officer of the Company, and dated the Closing Date to the foregoing effect.

          7.2.3 The Company shall have obtained, and delivered to Purchaser, copies of all consents, approvals or other authorizations which the Company is required to obtain from, and any filing which the Company is required to make with, any governmental authority or agency or any other person including, but not limited to, consents required from Burger King Corporation (the "Burger King Consents") in connection with the execution, delivery and consummation of this Agreement and the other documents associated herewith and the consummation of the transactions contemplated hereby or thereby (collectively, the "Required Consents"), in form and substance reasonably satisfactory to Purchaser. Notwithstanding the foregoing, Purchaser shall be solely responsible for processing and obtaining the Burger King Consents, any consents required under the HSR Act and any additional consents or approvals necessary for Purchaser to purchase the Shares or operate the Business from and after the Closing Date.

          7.2.4 Purchaser shall have received all items required to be delivered or furnished to Purchaser by the Company and the Shareholders hereunder prior to or at the Closing.

          7.2.5 All necessary permits, licenses, Required Consents and approvals (including the Burger King Consents) required to be obtained by Purchaser shall have been obtained and paid for by Purchaser or Purchaser shall have exercised all reasonable efforts to obtain same.

          7.2.6 There shall not have occurred any material adverse change in the business of the Company.

          7.2.7 Purchaser shall have received an opinion of counsel for the Company and the Shareholders, as of the Closing Date, as required by Section 6.1 hereof.

          7.2.8 Purchaser and its representatives shall have completed, to their complete satisfaction, an investigation and examination of all aspects of the Restaurants and the Assets, including the Financial Statements. No employee or representative of Purchaser will perform on-site due diligence of the Restaurants without the Company's prior approval, at which time such employee or representative will be accompanied by the Company's designee. Purchaser shall have completed its review of the Restaurants to confirm the Equipment in the Restaurants is in proper working order and that the Restaurants conform in all material respects to the Standards (the "Walk-Thru") that apply to the Restaurants on or before sixty (60) days following the execution of this Agreement. Purchaser shall itemize any deficiencies noted in the Walk-Thru and provide such list to the Company prior to the Closing Date. The Company shall pay for the corrections prior to or as of the closing, subject to the dollar limitations set forth in Section 3.22.

          7.2.9 The Company shall have delivered to Purchaser the following documents:

               7.2.9.1 the New Affiliate Real Estate Leases and the Consents to Transfer of the Shares and Estoppel Certificates required pursuant to Section 1.2.8;

               7.2.9.2 to the extent available, a fully executed original counterpart of each Nonaffiliate Real Property Lease in the Company's possession;

               7.2.9.3 certificates dated no earlier than thirty (30) days prior to the Closing Date, from the Secretary of State for the State of North Carolina as to the good standing of the Company; and

               7.2.9.4 all other documents, instruments and agreements required to be delivered by the Company to Purchaser pursuant to this Agreement.

          7.2.10 The Company shall have provided to Purchaser copies of all operating permits and licenses (collectively, the "Approvals") which are in the Company's possession.

          7.2.11 The Company shall have provided to Purchaser copies of all documents with respect to any actions, suit or proceeding which has been brought by or on behalf of the Company with respect to the Assets or the Business.

          7.2.12 The Shareholders shall have executed, acknowledged and delivered a Noncompetition Agreement (the "Noncompetition Agreement"), in substantially the form attached hereto as Exhibit 7.2.12.

          7.2.13 No later than thirty (30) days prior to Closing, Purchaser's auditor shall have (i) reviewed the financial and accounting system of the Company; (ii) reviewed and confirmed the Financial Statements and results set forth in the Financial Statements; and (iii) found no material objection to the financial and accounting system of the Company, or the Company and Purchaser shall have resolved any objection raised by the auditor and presented to the Company by Purchaser.

          7.2.14 The Board of Directors of AmeriKing, Inc. shall have approved this Agreement and the transactions contemplated herein within 10 business days of the date of this Agreement.

          7.2.15 Purchaser shall have fifteen days after receipt of the Exhibits to be furnished by the Company pursuant to Section 5.1.13 to review and approve, at its reasonable discretion, the information presented thereon. In the event Purchaser determines that the Exhibits are unacceptable, Purchaser shall provide the Company with written notice of such defects and Company shall have ten (10) days in which to cure such defects prior to Purchaser exercising its right to terminate the Agreement.

          7.2.16 Purchaser shall have reviewed and determined to its sole satisfaction that all insurance policies and programs and employee benefit programs of the Company (including, but not limited to, workmen's compensation insurance) may be canceled as of the Closing Date without the payment of any additional premium thereon or penalty associated therewith.

     7.3 Contemporaneous Transfer. All transfers, assignments, conveyances, and transactions under this Agreement shall be effected contemporaneously for present value between and among the Company, the Shareholder and Purchaser.

                        ARTICLE VIII -- INDEMNIFICATION

     8.1 Indemnification by the Company and the Shareholders. The Company and the Shareholders, jointly and severally, prior to the Closing, and the Shareholders, jointly and severally, after the Closing, shall defend, indemnify and hold harmless Purchaser (and, following Closing, the Company), its/their respective officers, directors, stockholders, agents, servants and employees and their respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including reasonable attorneys' and experts' fees and court costs) of every kind and nature arising out of, resulting from, or in connection with the following:

          8.1.1 Any material misrepresentation or breach by the Shareholders or, prior to the Closing, the Company of any representation or warranty contained in this Agreement.

          8.1.2 Any material nonperformance, failure to comply or breach by the Shareholders or, prior to the Closing, the Company of any covenant, promise or agreement of the Shareholders or the Company contained in this Agreement.

          8.1.3 Any debts, obligations, duties and liabilities of the Company and/or the Shareholders that have not been reflected in the Purchase Price and are satisfied by the Company and/or the Purchaser after the Closing.

          8.1.4 The failure of the Company or the Shareholders to comply with any applicable Environmental Laws (as hereinafter defined) or the presence of Hazardous Materials (as hereinafter defined) in the soil or ground water on the former or present properties of the Company at the time of Closing.

     For purposes of this Section 8.1, the following terms shall have the meaning set forth below:

          (i) "Environmental Law" shall mean any and all laws, statutes, ordinances, rules, regulations, judgments, orders, decrees, permits, concessions, grants, agreements, licenses, or other governmental restrictions or requirements regulating Hazardous Materials or relating to health, safety, the environment or the release of Hazardous Materials into the environment, now or hereafter in effect.

          (ii) "Hazardous Materials" shall mean any chemical, substance, material, object, condition, waste or combination thereof which is or may be hazardous to human health or safety due to its radioactivity, ignitability, corrosivity, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, all of those chemicals, substances, materials, objects, conditions, wastes or combinations thereof which are now or become listed, defined or regulated in any manner by any Environmental Law.

     8.2 Indemnification by Purchaser. Purchaser shall defend, indemnify and hold harmless the Company the Shareholders and their respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including reasonable attorneys' and experts' fees and court costs) of every kind and nature arising out of, resulting from, or in connection with the following:

          8.2.1 Any material misrepresentation, omission or breach by Purchaser of any representation or warranty contained in this Agreement.

          8.2.2 Any material nonperformance, failure to comply or breach by Purchaser of any covenant, promise or agreement of Purchaser contained in this Agreement.

     8.3 Defense of Claims. In the event of any claim, threat, liability, tax, interest, fine, penalty, suit, action, proceeding, demand, damage, loss, cost or expense with respect to which indemnity is or may be sought hereunder (an "Indemnity Claim"), the indemnified party shall promptly notify the indemnifying party in writing of such Indemnity Claim, specifying in reasonable detail the Indemnity Claim and the circumstances under which it arose. The indemnifying party may elect to assume the defense of such Indemnity Claim, at its own expense, by written notice to the indemnified party given within 10 days after the indemnifying party receives written notice of the Indemnity Claim, and the indemnifying party shall promptly engage counsel reasonably acceptable to the indemnified party to direct and conduct such defense; provided, however, that the indemnified party shall have the right to engage its own counsel, at its own expense, to participate in such defense. In the event the indemnifying party does not so elect to assume the defense of such Indemnity Claim in the manner specified above, or if, in the reasonable opinion of counsel to the indemnified party, there are defenses available to the indemnified party which are different from or additional to those available to the indemnifying party or which give rise to a material conflict between the defense of the indemnified party and of the indemnifying party, then upon notice to the indemnifying party, the indemnified party may elect to engage separate counsel to conduct its defense, at the expense of the indemnified party.

     In the event the indemnifying party assumes the defense of any Indemnity Claim, it may at any time notify the indemnified party of its intention to settle, compromise or satisfy such Indemnity Claim and may make such settlement, compromise or satisfaction (at its own expense) unless within 20 days after the giving of such written notice the indemnified party shall give written notice to the indemnifying party of its intention to assume the defense of the Indemnity Claim, in which event the indemnifying party shall be relieved of its duty hereunder to indemnify the indemnified party. Unless the indemnified party shall have given the notice referred to in the preceding sentence, (i) the indemnified party shall not consent to or make any settlement, compromise or satisfaction with respect to the Indemnity Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, and (ii) any settlement, compromise or satisfaction made by the indemnifying party with respect to such Indemnity Claim shall be deemed to have been consented to by and shall be binding upon the indemnified party.

     8.4 Arbitration. Any dispute arising out of or relating to this Agreement which occurs after the date of Closing, which has not been resolved by non-binding means within thirty (30) days, shall be finally settled by arbitration conducted in accordance with the American Arbitration Association Commercial Arbitration Rules by a sole arbitrator selected by the parties. In the event the parties cannot agree upon an arbitrator, each party shall select an arbitrator and the two arbitrators so selected shall select the arbitrator to hear the dispute. The place for arbitration shall be Westchester, Illinois.

                          ARTICLE IX -- MISCELLANEOUS

     9.1 Survival of Representations, Warranties and Agreements. Except for those obligations of the Company and the Shareholders described in paragraphs 1.8, 8.1.3 and 8.1.4 which shall survive the Closing in perpetuity, all of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement (or in any document delivered or to be delivered pursuant to this Agreement or at or in connection with the Closing) shall survive the execution, acknowledgment and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of three (3) years from the date of Closing.

     9.2 Notices. All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the "Notices") shall be in writing and shall be given either (a) by personal delivery with a receipted copy of such delivery, (b) by certified or registered United States mail, return receipt requested, postage prepaid, or (c) by facsimile transmission with an original mailed by first class mail, postage prepaid, to the following addresses:

          (i)   If to the Company, to:

                B & J Restaurants, Inc.
                c/o James E. Green
                454 Providence Road South
                Weddington, NC 28173
                Telefax No.: (704) 845-1710

                and

                c/o Robert D. Green
                7917 Gray Byrum Road
                Waxhaw, NC 28173
                Telefax No.: (704) 843-5494
                with a copy to:

                Mark B. Edwards, Esq.
                Poyner & Spruill, L.L.P.
                100 North Tryon Street
                Charlotte, NC 28202-4010
                Telefax No.: (704) 342-5264

          (ii)  If to the Shareholders, to:

                James E. Green
                454 Providence Road South
                Weddington, NC 28173
                Telefax No.: (704) 845-1710

                Robert D. Green
                7917 Gray Byrum Road
                Waxhaw, NC 28173
                Telefax No.: (704) 843-5494

          (iii) If to Purchaser:

                Lawrence E. Jaro, Chief Executive Officer
                AmeriKing Corporation
                2215 Enterprise Drive
                Westchester, IL  60154
                Telefax No.: (708) 947-2160

                with copies to:

                A. Richard Caputo
                The Jordan Company
                9 West 57th Street, Suite 4000
                New York, New York 10019
                Telefax No.: (212) 755-5263

                and

                Ernest J. Panasci, Esq.
                Slivka Robinson Waters & O'Dorisio, P.C.
                1099 18th Street, Suite 2600
                Denver, CO  80202
                Telefax No.: (303) 297-2750
or to such other address of which written notice in accordance with this Section
9.2 shall have been provided to the other parties. Notices may only be given in the manner hereinabove described in this Section 9.2 and shall be deemed received three (3) days after given in such manner; provided however, that any notice sent by facsimile shall be deemed to have been given as of the date of the transmission.

     9.3 Entire Agreement. This Agreement (including the Exhibits hereto, which constitute a part hereof as though set forth in full herein) constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.

     9.4 Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, and any attempted assignment in violation of this Section 9.4 shall be void and of no effect. Notwithstanding the foregoing, however, Purchaser may assign the Agreement to another subsidiary or affiliate of Purchaser, at its discretion.

     9.5 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal and legal representatives, guardians, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities.

     9.6 Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable only shall be ineffective only to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

     9.7 Amendment; Waiver. No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of all of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

     9.8 Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     9.10 Applicable Law. This Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of Illinois.

     9.11 Remedies. The parties hereto acknowledge that in the event of a breach of this Agreement, any claim for monetary damages hereunder may not constitute an adequate remedy, and that it may therefore be necessary for the protection of the parties to carry out the terms of this Agreement to apply for the specific performance of the provisions hereof. It is accordingly hereby agreed by all parties that no objection to the form of the action or the relief prayed for in any proceeding for specific performance of this Agreement shall be raised by any party, in order that such relief may be expeditiously obtained by an aggrieved party. All parties may proceed to protect and enforce their rights hereunder by a suit in equity, transaction at law or other appropriate proceeding, whether for specific performance or for an injunction against a violation of the terms hereof or in aid of the exercise of any right, power or remedy granted hereunder or by law, equity or statute or otherwise. No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies, and no right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

     9.12 Further Assurances. The Company and the Shareholder jointly and severally agree to execute, acknowledge and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as Purchaser may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

     9.13 Use of Genders. Whenever used in this Agreement, the singular shall include the plural and vice versa, and the use of any gender shall include all genders and the neuter.

     9.14 Risk of Loss. All risk of loss of damage to or destruction of the Assets, in whole or in part, shall be and remain with the Company until the Closing and all of the transactions contemplated hereby shall have been consummated.

     9.15 Negotiations with Other Persons. Until the earlier of the Closing or the termination of this Agreement as provided herein, neither the Company nor the Shareholder shall initiate, encourage the initiation by others, or participate in any discussion or negotiations with any other person or entity relating to the sale of any or all of the Assets, the business of the Company or any securities of the Company. From the date of this Agreement and until after the Closing and the consummation of the transactions contemplated by this Agreement, the Shareholders shall not offer for sale, sell or otherwise transfer (with or without consideration) any securities of the Company owned of record or beneficially by them.

     9.16 Public Announcements. The Company, on the one hand, and the Purchaser, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law.

     9.17 Final Tax Return. The Shareholders agree to cause the Company to file a final tax return (the "Company Final Tax Return") to be filed for the short taxable year from January 1, 1997 through the Closing Date. The Company Final Tax Return shall be filed on a timely basis and the filing thereof shall be the sole responsibility of the Shareholders. The Shareholders shall bear the cost of the preparation and filing of the Company Final Tax Return. The Purchaser covenants to cause the Company to cooperate with the Shareholders in obtaining from the Company after the Closing Date the information necessary to enable the Shareholders to prepare the Company Final Tax Return.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, with the intention of making it a valid and binding instrument, on the date first above written.

                                      Company:

ATTEST:                               B & J RESTAURANTS, INC.


________________________________      By:_______________________________
                                            _____________, President

WITNESS:                              Shareholders:


________________________________      __________________________________
                                      James E. Green


________________________________      __________________________________
                                      Robert D. Green

                                      Purchaser:

                                      NATIONAL RESTAURANT
                                      ENTERPRISES, INC. d/b/a
ATTEST:                               AMERIKING CORPORATION



__________________________            By:_______________________________
                                      Lawrence E. Jaro, Chief Executive Officer

                                  EXHIBIT LIST
1        Restaurant Locations

1.2      Excluded Assets

1.2.1    Equipment, Furniture, Materials and Supplies

1.2.2    Fixed Assets

1.2.4    Franchise Agreements

1.2.7    (a)   Nonaffiliate Real Property Leases
         (b)   Form of New Affiliate Real Property Leases
         (c)   Schedule of Base Rents for New Affiliate Real Property Leases
         (d)   Form of Consent to Transfer
         (e)   Form of Estoppel Certificate

1.9      Form of Escrow Agreement

3.2      Jurisdictions in which Qualified as a Foreign Corporation

3.8      Financial Statements
         Unaudited Balance Sheet as of December 31, 1994
         Unaudited Balance Sheet as of December 31, 1995
         Audited Balance Sheets as of December 31, 1996
         Unaudited Balance Sheet as of April 30, 1997
         Unaudited Statements of Operations, Stockholders' Equity and Cash Flows for the period January 1, 1994 through December 31, 1994 Unaudited Statements of Operations, Stockholders' Equity and Cash Flows for the period January 1, 1995 through December 31,1995
         Audited Statements of Operations, Stockholders' Equity and Cash Flows for the period January 1, 1996 through December 31,1996
         Unaudited Statements of Operations, Stockholders' Equity and Cash Flows for the period January 1, 1997 through April 30, 1997

3.9      Tax Matters Exceptions

3.13     Employment Matters

3.14     Employee Relations Disclosure

3.15     Disclosure of Certain Changes or Events

3.16     Adverse Conditions

3.17 List of Contracts, Licenses and Agreements involving liabilities of more than $5000

3.23     Insurance Policies

4.5      Defaults under the Burger King Franchise Agreements

6.1.4    Legal Proceedings

7.2.12   Form of Noncompetition Agreement